EXHIBIT 11.1


                                   REMEC, Inc.
                   COMPUTATION OF NET INCOME PER COMMON SHARE



                                                    Three months ended               Six months ended
                                            --------------------------------   ---------------------------------
                                            August 1, 1997    August 4, 1996   August 1, 1997     August 4, 1996
                                            --------------    --------------   --------------     --------------
Net income per common share:

    Net income                               $ 2,615,182       $ 1,408,563       $ 5,213,716       $ 2,462,777

Weighted average shares outstanding:

    Common Stock                              19,685,550        15,110,778        19,618,551        15,145,113

    Effect of common stock equivalents           757,456           287,916           645,614           251,893
                                             -----------       -----------       -----------       -----------
                                              20,443,006        15,398,694        20,264,165        15,397,006
                                             ===========       ===========       ===========       ===========
Net income per common share                  $      0.13       $      0.09       $      0.26       $      0.16
                                             ===========       ===========       ===========       ===========
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